Exhibit 10.3

2005 Pension Equalization Plan

of Black Hills Corporation

1.	RECITALS

Black Hills Corporation, a South Dakota corporation (“Company”) maintains a nonqualified “top hat” plan for certain of its management or highly compensated employees, which was last restated effective the 6th day of November, 2001, known as the Pension Equalization Plan of Black Hills Corporation (the “Original PEP”). The Original PEP provided two types of benefits – a pension equalization or PEP benefit and a restoration benefit.

Effective January 1, 2005, the portion of the Original PEP that provides PEP benefits to each employee who was a Participant under the Original PEP on or before December 31, 2004 to which the Participant had a legally binding right and whose right to such benefits was earned and vested before January 1, 2005, as determined under Section 409A of the Code and the regulations issued thereunder, was treated as “grandfathered” and exempt from the provisions of Section 409A of the Code. Such portion of the Original PEP is known as the “Grandfathered PEP.” Effective October 3, 2004, in no event shall any amendment or other change to the Grandfathered PEP cause a material modification of such provisions, as determined under Section 409A of the Code. Any such amendment or other change shall be void and of no effect.

Effective January 1, 2005, the portion of the Original PEP that provides PEP benefits to which Participants did not have a legally binding right or whose right to such benefits was not earned and vested before January 1, 2005 under the Original PEP and which are thus subject to the provisions of Code Section 409A is spun off into this separate plan known as the 2005 Pension Equalization Plan of Black Hills Corporation.

It is the intention of the Company that: (1) this Plan will be operated in reasonable good faith compliance with Code Section 409A and the interim guidance issued thereunder during the period from January 1, 2005 through December 31, 2008; and (2) this Plan will comply with the provisions of Code Section 409A and the final regulations issued thereunder effective January 1, 2009.

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2.	PURPOSE OF PLAN

The purpose of the Plan is to provide a select group of management or highly compensated employees with certain retirement and death benefits in addition to those benefits which the Participants may enjoy from the Company’s tax qualified retirement plans in order to supplement and attempt to equalize total retirement benefits being paid to persons holding like executive and management positions by other companies. The Plan is designed to aid the Company in attracting and retaining its executive employees, persons whose abilities, experience and judgment can contribute to the well-being of the Company. It is the intention of Company that this Plan shall be administered as an unfunded benefit plan established and maintained for a select group of management or highly compensated employees.

3.	DEFINITIONS

“Active Participant” shall mean a Participant who has not incurred a Termination of Employment and whose participation hereunder has not been discontinued by the Board of Directors.

“Actuarial Equivalent” shall mean a benefit of equivalent value computed on the basis of the Applicable Interest Rate and the Applicable Mortality Table.

“Affiliate” shall mean any business organization or legal entity that directly or indirectly, controls, is controlled by or is under common control with the Company. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) includes the possession, direct or indirect, of the power to vote 50 percent or more of the voting equity securities, membership interest, or other voting interest, or to direct or cause the direction of the management and policies of such business organization or other legal entity, whether through the ownership of voting equity securities, membership interest, by contract, or otherwise.

“Annual Compensation Limitation” shall mean the limitation on annual compensation for tax qualified retirement plans as set forth in Internal Revenue Code Section 401(a)(17) as the same may be amended hereafter from time to time.

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“Applicable Interest Rate” shall mean the interest rate (or rates) prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e), as in effect for the month of November preceding the first day of the calendar year of distribution.

“Applicable Mortality Table” shall mean (i) in the case of a Participant, the mortality table that is a blend of 75% of the male mortality table and 25% of the female mortality table underlying the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e), regardless of the actual sex of the Participant and (ii) in the case of a contingent annuitant, the mortality table shall be a blend of 25% of the male mortality table and 75% of the female mortality table underlying the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e), regardless of the actual sex of the contingent annuitant. If the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e) should be updated to a table that is not based on a blend of underlying male and female mortality tables, then the tables in effect immediately prior to such change shall continue to be used by this Plan without change.

“Average Earnings” shall mean whichever of the following results in the highest annual average Earnings: (i) a Participant’s average Earnings for the five (5) consecutive full calendar years of employment during the ten (10) full calendar years of employment immediately preceding the Calculation Date, which results in the highest such average; or (ii) a Participant’s average Earnings determined by dividing the sum of the following by five (5): (a) the Participant’s Earnings for the four full calendar years preceding the year containing his Calculation Date; (b) the Participant’s Earnings for the year containing his Calculation Date as of the Calculation Date; and (c) a portion of the Participant’s Earnings for the fifth full calendar year preceding the year containing his Calculation Date determined by multiplying his Earnings for said fifth preceding full calendar year by a ratio, the numerator of which shall be 365 minus the number of days in the year containing his Calculation Date measured from the first day of said year to his Calculation Date, and the denominator of which ratio shall be 365. If the Participant has less than five (5) full calendar years of employment, the average shall be taken over his total full calendar years of employment.

“Beneficiary” shall mean the individual or individuals designated by the Participant in accordance with paragraph 7 of the Grandfathered PEP to receive Grandfathered PEP Benefits, if

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any, which are payable upon the Participant’s death. If no Beneficiary has been designated, or if no Beneficiary survives, the Participant’s remaining 2005 PEP Benefits shall be paid to the estate of the last to survive of the Participant and the Beneficiary.

“Board of Directors” shall mean the Board of Directors of the Company.

“Calculation Date” shall mean the earliest of (i) the date of the Participant’s Termination of Employment, (ii) the date of the Participant’s death and (iii) the date the Participant’s participation in the Plan is discontinued.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

"Controlled Group Member" shall mean any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

“Earnings” shall mean the Participant’s Earnings, as defined for purposes of the Pension Plan of Black Hills Corporation but determined without regard to the Annual Compensation Limitation, for a calendar year plus the amount, if any, that the Participant has elected to defer under the Company’s Nonqualified Deferred Compensation Plan for the calendar year.

“Grandfathered PEP” shall have the meaning set out in paragraph 1.

“Grandfathered PEP Benefit” shall mean the PEP Benefit determined under the Grandfathered PEP to which the Participant had a legally binding right and which is earned and vested as of December 31, 2004.

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“Key Employee” shall mean a Participant who is a specified employee, as defined as in Code Section 409A and the regulations and other official guidance issued thereunder, and as determined in accordance with procedures established by the Plan Administrator.

“Participant” shall mean an employee or former employee of the Company or an Affiliate who is designated as a Participant pursuant to paragraph 4 and who is or may become entitled to receive benefits under the Plan.

“2005 PEP Benefit” shall mean the benefit payable under the Plan.

“Plan Administrator” shall mean the Pension Administration Committee described in the Pension Plan of Black Hills Corporation.

“Termination of Employment” shall mean separation from service with the Company and all Affiliates, in accordance with the provisions of Code Section 409A. Pursuant to Code Section 409A, unless the facts and circumstances indicate otherwise, a Termination of Employment is presumed to have occurred where the Participant's level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period, and a Termination of Employment will be presumed not to have occurred where the Participant's level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. However, a Termination of Employment does not occur while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, while the Participant retains a right to reemployment with the Company or any Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant's Termination of Employment is deemed to occur on the day after the end of the six-month period.

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“Year of Plan Participation” shall mean each complete twelve-month period beginning on the date an employee becomes a Participant in the Plan and ending at the employee’s Termination of Employment or, if earlier, when the employee’s participation in the Plan is discontinued by the Board of Directors. Partial years shall be disregarded. No credit for service with the Company or the applicable Affiliate prior to January 1, 1990 shall be given. However, Years of Plan Participation shall include any years of participation credited to the Participant under the Grandfathered PEP prior to January 1, 2005.

4.	PARTICIPATION

Any management or highly compensated employees of the Company or its Affiliates whose Salary Level equals or exceeds the Social Security Wage Base and who are designated by the Board of Directors of the Company upon recommendation of the Chief Executive Officer of the Company shall be eligible to participate in the Plan. Each employee of the Company or its Affiliates who was a participant in the Original PEP on December 31, 2004, who remains an employee on January 1, 2005 and whose participation is not discontinued by the Board of Directors before January 1, 2005 shall be a Participant as of January 1, 2005. An employee who was not a Participant on January 1, 2005 will become a Participant on the first day of the calendar month beginning after the date the employee is designated as a Participant by the Board of Directors (or, if later, the participation date specified in the designation). An employee ceases to be an Active Participant upon his Termination of Employment or, if earlier, the date his participation is discontinued by the Board of Directors. If a Participant or former Participant is reemployed by the Company or its Affiliates following a Termination of Employment, such employee will not become an Active Participant again unless he is again designated by the Board of Directors of the Company.

The Board of Directors may in its discretion discontinue the participation of any Participant in the Plan at any time. Such discontinuance shall not reduce the Participant’s vested 2005 PEP Benefit, determined as of the date of such discontinuance.

5.	2005 PEP BENEFIT

A Participant’s 2005 PEP Benefit shall consist of 180 equal monthly payments, each payment in the amount of one-twelfth of the amount by which (a) exceeds (b), where

(a)        Is the product of (i) the Participant’s Average Earnings as of the Calculation Date times (ii)(a) 25 percent if the Participant’s Average Earnings as of the Calculation Date is less than

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twice the Social Security Wage Base; or (b) 30 percent if the Participant’s Average Earnings as of the Calculation Date equals or exceeds twice the Social Security Wage Base; times (iii) the applicable vesting percentage provided in paragraph 7 as of the Calculation Date; and

(b)	Is the Participant’s Grandfathered PEP Benefit.

6.	COMMENCEMENT OF PAYMENT – AFTER 2008

The provisions of this paragraph 6 shall apply to (i) a Participant whose Termination of Employment occurs after 2004 and before 2009 and who has not attained age 62 by December 31, 2008 and (ii) a Participant whose Termination of Employment occurs after 2008.

(a)	General Rules
(1)	Payment Commencing During the Participant’s Lifetime

Unless a Participant has elected otherwise pursuant to subparagraph 6(b), payment of a Participant’s vested 2005 PEP Benefit shall commence within 60 days after the first day of the month following the latest of (i) the date the Participant attains 55 years of age, (ii) the date of the Participant’s Termination of Employment, and (iii) January 1, 2009.

If payment of a Participant’s vested 2005 PEP Benefit begins before the Participant attains age 62, the vested 2005 PEP Benefit shall be subject to the discount for early commencement described in Schedule 1, attached hereto and incorporated herein by this reference.

Notwithstanding any provision of this Plan to the contrary, if payment of a Key Employee’s vested 2005 PEP Benefit is to be made on account of the Key Employee’s Termination of Employment, payment to such Key Employee shall begin within 60 days after the later of (1) the first day of the seventh month after the Participant’s Termination of Employment or (2) the date otherwise specified herein. If payment is deferred under this paragraph, the first payment of such Participant’s 2005 PEP Benefit shall include a lump sum equal to the sum of the missed monthly payments, plus interest at the Applicable Interest Rate.

If the Participant dies after payment of his 2005 PEP Benefit begins, but before all 2005 PEP Benefits have been distributed, the remaining 2005 PEP Benefits shall be paid to his Beneficiary or, if no Beneficiary survives, the remaining monthly 2005 PEP Benefits shall be paid to the estate of the last to survive of the Participant and Beneficiary.

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(2)      Death of Participant Before Payment Begins

In the event of the Participant’s death before payment of his 2005 PEP Benefit begins, the Participant’s vested 2005 PEP Benefit shall be paid to the Participant’s Beneficiary in 180 equal monthly payments commencing within 60 days after the first day of the month following the date of the Participant’s death. The death benefit will not be subject to the discount for early commencement described in Schedule 1 if payment begins before the Participant would have attained age 62.

If no Beneficiary has been designated or if all of the Participant’s Beneficiaries die before all 2005 PEP Benefits have been distributed, the remaining 2005 PEP Benefits shall be paid to the estate of the last to survive of the Participant and the Beneficiary.

Neither a Participant nor any Beneficiary can elect to defer payment of benefits under this paragraph 6(a)(2).

(b)	Election of Payment Commencement Date
(1)	In General

A Participant may elect, in accordance with the provisions of this subparagraph 6(b) and procedures established by the Plan Administrator, to defer payment of his 2005 PEP Benefit beyond the date on which payment would otherwise begin.

(2)	Special Transition Election

A Participant who enters the Plan before January 1, 2009 may elect, at any time before December 31, 2008, to have payment of his 2005 PEP Benefit commence on a specified date that is after the date as of which payment would otherwise commence under subparagraph 6(a)(1).

(3)	Initial Election for New Participants

A Participant who enters the Plan on or after January 1, 2009 may elect, at any time during the period beginning on the date he is designated as a Participant and ending 30 days after his Participation begins, to have payment of his 2005 PEP Benefit commence on a specified date that is after the date as of which payment would otherwise commence under subparagraph 6(a)(1); provided that such Participant shall have no vested interest in his 2005 PEP Benefit until the later of (A) the date the Participant would otherwise become 100% vested in his 2005 PEP Benefit pursuant to the terms of paragraph 7 and (B) the first day of the 14th month following the date he became a Participant.

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(4)      Re-Deferral Election

A Participant may elect at any time to defer payment of his 2005 PEP Benefit to a specified date that is at least 5 years after the date on which payment would otherwise begin under subparagraph 6(a)(1) or, if later, under an election made pursuant to subparagraph 6(b)(2) or (3); provided that such election will not become effective until 12 months after the date the election is made; and provided further that the election must be made at least 12 months before the date on which payment would otherwise begin.

(c)	Special Purpose Distributions

Notwithstanding any provision of this paragraph 6 to the contrary, the Plan Administrator may, in its discretion, distribute a portion of the Participant’s vested 2005 PEP Benefit to the extent necessary to:

(1)       Satisfy the terms of a domestic relations order, as defined under Code Section 414(p)(1)(B); or

(2)       Pay the Participant’s share of employment taxes imposed under Code Sections 3101, 3121(a) and 3121(v) on 2005 PEP Benefits (including the income tax at source or state, federal or local income tax withholding due on such distribution).

The Participant’s vested 2005 PEP Benefit shall be reduced by the Actuarial Equivalent of the portion of the Participant’s vested 2005 PEP Benefit, if any, distributed in accordance with this subparagraph (c).

(d)	Small Benefits

Notwithstanding any provision of this paragraph 6 to the contrary, the Plan Administrator may, in its discretion, distribute the lump sum Actuarial Equivalent of the Participant’s entire vested 2005 PEP Benefit in a lump sum within 60 days after the Participant’s death or Termination of Employment provided that (1) the Participant’s entire vested benefit in any other nonqualified non-account balance plan of the Company or any Controlled Group Member that is treated, with this Plan, as a single nonqualified deferred compensation plan under section 1.409A–1(c)(2) of the Income Tax Regulations shall also be paid in a lump sum within 60 days after the Participant’s death or Termination of Employment and (2) the total lump sum Actuarial Equivalent of the Participant’s vested 2005 PEP Benefit and such other vested benefits does not exceed the applicable dollar amount under Code Section 402(g) (1)(B) (e.g., $15,500 for 2008) for the calendar year in which the distribution is made.

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6A.	COMMENCEMENT OF PAYMENT – BEFORE 2009

In the case of a Participant whose Termination of Employment occurs after 2004 but before 2009, who attains age 62 before 2009, and who is a Key Employee, payment of his 2005 PEP shall begin within 60 days after the first day of the seventh month after the Participant’s Termination of Employment. The first payment of such Participant’s 2005 PEP Benefit shall include a lump sum equal to the sum of the missed monthly payments, plus interest at the Applicable Interest Rate.

7.	VESTING

Except as otherwise provided herein (including, but not limited to, the provisions of subparagraph 6(b)(3)), a Participant’s 2005 PEP Benefit will vest in accordance with the following table:

Years of Plan Participation	Percent of Benefit Vested
Less than 3 years	0%
3 years but less than 4	20%
4 years but less than 5	35%
5 years but less than 6	50%
6 years but less than 7	65%
7 years but less than 8	80%
8 or more years	100%

The provisions for vesting set forth in the paragraph are not intended to give any Participants any rights or claim to any specific assets of the Company.

8.	RE-EMPLOYMENT
(a)	Former Participant in Another Pension Equalization Plan

If a former Employee who was a Participant in another Pension Equalization Plan maintained by the Company is reemployed and is designated as a Participant of this Plan, his re-employment shall have no impact on the amount, payment, or vested percentage of the Benefit, if any, to which he was entitled under such other Pension Equalization Plan.

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His benefit under this Plan shall be equal to (1) minus (2) where

(1)	is the 2005 PEP Benefit determined as follows:
(A)	using all of his years of Earnings in determining Average Earnings, and
(C)	including Years of Plan Participation taken into account under such other Pension Equalization Plan for purposes of determining vesting under this Plan:

(2)       is the amount of vested benefit paid or payable to him under such other Pension Equalization Plan as if such benefit had commenced, with appropriate adjustment for early commencement (if needed) and with Actuarial Equivalent adjustment for any difference in the form of payment (if needed), on the same date as his benefit in (1).

(b)	Former Participant in This Plan

If a former Participant in this Plan again becomes an employee of the Company or an Affiliate, his re-employment shall have no impact on the amount, payment, or vested percentage of the 2005 PEP Benefit, if any, to which he was entitled at his original Termination of Employment unless the reemployed former Participant is again designated as a Participant under this Plan. If a former Employee who was a Participant in this Plan is again designated as a Participant of this Plan after becoming re-employed by the Company, payment of the 2005 PEP Benefit, if any, to which he was entitled upon his original Termination of Employment shall not be affected. However, the 2005 PEP Benefit, if any, to which he is entitled with respect to his period of re-employment shall be the amount, if any, by which (1) exceeds (2) where

(1)	is the 2005 PEP Benefit, determined as follows:
(A)	using all of his Years of Plan Participation, and
(B)	using all of his years of Earnings in determining Average Earnings; and

(2)       is the amount of 2005 PEP Benefit paid or payable to him under this Plan prior to his reemployment as if such benefit had commenced, with appropriate adjustment for early commencement (if needed) and with Actuarial Equivalent adjustment for any difference in the form of payment (if needed), on the same date as his benefit in (1).

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9.	LOSS OF BENEFITS

Notwithstanding any other provisions in this Plan, if a Participant is terminated on account of misconduct or dishonesty, the Participant shall forfeit all right to any benefit payable under this Plan, including vested accrued benefits.

10.	FUNDING OF PLAN

All benefit payments under the Plan will be made from the general assets of the Company. Participants and their beneficiaries who are entitled to be paid benefits under this Plan are unsecured general creditors of the Company. The Company may, but shall not be required to, invest corporate assets in life insurance or annuity contracts to assure that the Company will have a source of funds for the payment of benefits required to be paid under this Plan. Any such insurance or annuity contract shall constitute assets of the Company and the Participant shall have no right, title or interest in any such insurance or annuity contract. The Company reserves the right to refuse participation in the plan to any Participant who, if requested to do so, declines to supply information or to otherwise cooperate as necessary to allow the Company to obtain insurance on the Participant’s life.

11.	PLAN MAY BE MODIFIED OR DISCONTINUED

The Company reserves the right to amend, modify or discontinue the Plan at any time. Any modification or discontinuance of benefits shall not reduce accrued benefits which become vested prior thereto.

Notwithstanding any provision of the Plan to the contrary, in no event shall the Plan be amended, modified or discontinued in a manner that would have the impact, whether or not intended, of causing the Plan or any Participant in the Plan to violate the provisions of Code Section 409A. Any such amendment, modification or discontinuance shall be void and of no effect.

12.	ASSIGNABILITY

Except to the extent permitted under paragraph 6(c)(1), no right to receive payments under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer.

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13.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to conclusively interpret the provisions of the Plan, decide all claims, and to make all determinations under the Plan. If the Plan Administrator is a committee, it shall act by vote or written consent of a majority of its members. The Plan Administrator may appoint or employ any agents it deems advisable, including legal and actuarial counsel. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Company, and the legal and actuarial counsel of the Company. The Plan Administrator may delegate to any person, entity or committee all or any portion of the authority allocated to the Plan Administrator under this Plan. Any such delegation may be revoked at any time. Delegations and revocations thereof shall be in writing.

Notwithstanding any provision of the Plan to the contrary, this Plan shall at all times be administered in compliance with Code Section 409A.

14.	CLAIMS PROCEDURE

All claims for benefits under the Plan shall be made to the Plan Administrator. If the Plan Administrator denies a claim, the Plan Administrator shall provide notice to the Participant or beneficiary, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim, not to exceed an additional 90 days. If the Plan Administrator does not notify the Participant or beneficiary of the denial of the claim within the time period specified above, then the claim shall be deemed denied. The notice of a denial of a claim shall be written in a manner calculated to be understood by the claimant and shall set forth (1) the specific reason or reasons for the claim denial; (2) specific references to the pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (4) a description of the Plan’s review procedures, including any time limits for such procedures.

Within 60 days after receipt of the above material, the claimant shall have a reasonable opportunity to appeal the claim denial to the Plan Administrator for a full and fair review. The claimant or his duly authorized representative may (1) request a review within the foregoing sixty-(60) day period upon written notice to the Plan Administrator; (2) upon request and free of charge, have reasonable access to and copies of all documents, records, and other information relevant to the claim; and (3) submit written comments, documents, records, and other information relating to the

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claim for benefits. The foregoing review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If a claimant fails to request a review within sixty (60) days after receipt of the notice of claim denial, the Plan Administrator’s initial determination will be final and binding on all parties.

A decision on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include (1) the specific reason or reasons for the determination on review; (2) reference to the specific plan provisions on which the benefit determination is based; and (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

The Plan Administrator’s determination on review will be final and binding on all parties.

15.	WITHHOLDING

There shall be deducted from all benefits paid under this Plan the amount of any taxes required to be withheld by any federal, state or local government. The Participants and their beneficiaries, distributees and personal representatives will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

16.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, to the extent not preempted by federal law.

17.	NO EMPLOYMENT CONTRACT

Neither the action taken by the Company in establishing the Plan or any action taken by it or by the Plan Administrator under the provisions hereof or any provision of the Plan shall be construed as giving to any eligible Participant the right to be retained in the employment of the Company.

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18.	NONQUALIFIED AND UNFUNDED PLAN

Notwithstanding anything contained herein, it is intended that this Plan be treated as “nonqualified” and unfunded for tax purposes and for purposes of Title I of ERISA.

19.	CHANGE IN CONTROL

In the event of a Change in Control (as defined in a Change in Control Agreement, if any, in effect between a Participant and the Company at the date a Change in Control occurs), the terms of such Change in Control Agreement shall apply with respect to such Participant.

BLACK HILLS CORPORATION

By /s/ David R. Emery
David R. Emery
Chairman, President
and Chief Executive Officer

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2005 Pension Equalization Plan

of Black Hills Corporation

SCHEDULE 1

DISCOUNT APPLICABLE TO EARLY COMMENCEMENT

Attained Age at Start of Payments*	Percentage of 2005 PEP Benefit Payable*
61	93.0%
60	86.5%
59	80.5%
58	74.9%
57	69.7%
56	64.8%
55	60.3%

*Note: The discount shall be adjusted to reflect the number of months, if any, by which payment begins prior to the Participant’s next birthday.

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